Exhibit 99.1

CONTACT:

Rodney B. Harrison	Van Negris / Lexi Terrero
Morton Industrial Group, Inc.	Van Negris & Company, Inc.
(309) 266-7176	(212) 396-0606 — info@vnegris.com

FOR IMMEDIATE RELEASE

MORTON INDUSTRIAL GROUP, INC. REPORTS
INCREASES IN REVENUES AND PROFITABILITY
FOR THE FISCAL 2004 FIRST NINE MONTHS AND THIRD QUARTER

MORTON, IL — November 8, 2004 — Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the fiscal 2004 first nine months and third quarter ended September 25, 2004.

William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “The Construction, Agricultural, and Commercial capital goods industries which our customers serve have experienced very strong demand during the first nine months of 2004. Some industry analysts expect this market strength to continue through the end of 2004 and into 2005.

“In order to support our prestigious customers’ requirements, Morton Metalcraft Co. has materially enhanced our manufacturing capabilities by adding significant production capacity in each of our five facilities. In addition, we remain committed to the use of 6 Sigma methodologies, which continue to make our plants more efficient.

“Our improving business performance results directly from the continued commitment and hard work of our now approximately 1,500 associates. Our people have always been and remain our greatest asset. Together with them we look forward to serving our customers in this new, strengthened business environment.”

CONTINUED SALES AND EARNINGS GROWTH

Net sales for the nine months ended September 25, 2004 were $136.8 million compared to $98.2 million for the nine months ended September 27, 2003, an increase of $38.6 million or 39.2%. Net sales for the three months ended September 25, 2004 were $46.1 million compared to $31.5 million for the three months ended September 27, 2003, an increase of $14.6 million or 46.7%. The sales increase resulted primarily from increased unit demand by existing customers of construction-related equipment components and an increase in industrial components to new customers. Also included in the sales increase are raw material surcharges of $12.4 million and $5.4 million for the nine months and the quarter ended September 25, 2004, respectively.

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Morton Industrial Group, Inc.
November 8, 2004
Page Two

Operating income for the first nine months of 2004 was $6.5 million compared to $3.9 million in the 2003 first nine months, an increase of 67.8%. Operating income for the 2004 third quarter was $1.8 million compared to $0.9 million in the 2003 third quarter, an increase of 102.0%.

Net earnings available to common shareholders for the first nine months of 2004 were $5.3 million, or $0.91 per diluted share compared to $365 thousand, or $0.07 per diluted share in the comparable period a year ago. Net earnings available to common shareholders for the 2004 third quarter were $965 thousand, or $0.15 per diluted share compared to $106 thousand, or $0.02 per diluted share in the comparable period a year ago.

ABOUT MORTON INDUSTRIAL GROUP, INC.

Morton Industrial Group, Inc. (OTC: MGRP) operates Morton Metalcraft Co.’s five metal fabrication plants in Morton, Illinois (2); Apex and Welcome, North Carolina; and Honea Path, South Carolina. It employs approximately 1,500 associates serving construction, agricultural and commercial capital goods original equipment manufacturers (OEMs). Morton Metalcraft Co.’s principal customers include Caterpillar Inc., Carrier Corporation, Deere & Company, Hallmark, Kubota and Winnebago.

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

- Statistical Table Follows -

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Morton Industrial Group, Inc.
November 8, 2004
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MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 25, 2004 and September 27, 2003
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net sales	$46,146	31,452	136,772	98,230
Cost of sales	40,828	27,389	119,800	84,566

Gross profit	5,318	4,063	16,972	13,664

Operating expenses:
Selling expenses	802	728	2,389	2,141
Administrative expenses	2,727	2,449	8,094	7,656

Total operating expenses	3,529	3,177	10,483	9,797

Operating income	1,789	886	6,489	3,867

Other income (expense):
Interest expense	(1,405)	(612)	(3,135)	(2,481)
Interest on redeemable preferred stock	—	(213)	(249)	(213)
Gain on redemption of preferred stock	566	—	2,266	—
Other	40	45	123	382

Total other income (expense)	(799)	(780)	(995)	(2,312)

Earnings before income taxes and discontinued operations	990	106	5,494	1,555
Income taxes	25	—	175	560

Earnings before discontinued operations	965	106	5,319	995

Discontinued operations:
Net earnings from operations of discontinued plastics operations	—	—	—	140
Income taxes	—	—	—	55

	—	—	—	85

Net earnings	965	106	5,319	1,080
Accretion of discount on preferred shares	—	—	—	(715)

Net earnings available to common stockholders	$965	106	5,319	365

Earnings per common share — basic:
Earnings from continuing operations	$0.20	0.02	1.14	0.08
Earnings from discontinued operations	—	—	—	—

Net earnings available to common stockholders	$0.20	0.02	1.14	0.08

Earnings per common share — diluted:
Earnings from continuing operations	$0.15	0.02	0.91	0.05
Earnings from discontinued operations	—	—	—	0.02

Net earnings available to common stockholders	$0.15	0.02	0.91	0.07

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